                                          Form of Opinion and Consent of Counsel
                                  Supporting Tax Matters and Consequences to Shareholders

                                                ____________________, 2002

Board of Trustees
American Skandia Trust
One Corporate Drive
Shelton, CT  06484

                  Re:      Plan of Reorganization (the "Plan"), dated the __th day of ________, 2002 made by American
                           Skandia Trust (the "Trust"), on behalf of its series, the AST Gabelli All-Cap Value Portfolio
                           (the "Acquiring Portfolio") and AST Kinetics Internet Portfolio (the "Acquired Portfolio")

Ladies and Gentlemen:

                  You have requested our opinion as to certain federal income tax consequences of the reorganization of the Acquired Portfolio, which consists of: (i) the acquisition by the Acquiring Portfolio of substantially all of the property, assets and goodwill of the Acquired Portfolio and the assumption by the Acquiring Portfolio of all of the liabilities of the Acquired Portfolio in exchange solely for full and fractional shares of beneficial interest, par value
$0.001 per share, of the Acquiring Portfolio (the "Acquiring Portfolio Shares");  (ii) the distribution of the Acquiring
Portfolio Shares to the shareholders of the Acquired Portfolio according to their respective interests in complete liquidation of the Acquired Portfolio;  and (iii) the dissolution of the Acquired Portfolio, as soon as is practicable after the Closing Date of the reorganization (the "Reorganization"), all upon and subject to the terms and conditions of the Plan.

                  In rendering our opinion, we have reviewed and relied upon:  (a) the Plan, dated as of ____________,
2002 made by the Trust on behalf of, inter alia, the Acquiring Portfolio and the Acquired Portfolio; (b) the proxy materials provided to shareholders of the Acquired Portfolio in connection with the Special Meeting of Shareholders of the Acquired Portfolio held on ____________, 2002 (c) certain representations concerning the Reorganization made to us by the Trust, acting on behalf of the Acquiring Portfolio and the Acquired Portfolio in a letter dated ____________, 2002
(the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate;  and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  All terms used herein, unless otherwise defined, are used as defined in the Plan.

                  For purposes of this opinion, we have assumed that the Acquired Portfolio, on the Closing Date of the
Reorganization, satisfies, and following the Closing Date of the Reorganization, the Acquiring Portfolio will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

                  Based on the foregoing, and provided that the Reorganization is carried out in accordance with the applicable laws of the Commonwealth of Massachusetts, the terms of the Plan, and statements in the Representation Letter, it is our opinion that:

                  1.       No gain or loss will be recognized by the Acquiring Portfolio upon the receipt by it of substantially all of the assets of the Acquired Portfolio and the assumption by the Acquiring Portfolio of all of the liabilities of the Acquired Portfolio in exchange solely for the Acquiring Portfolio Shares pursuant to Section 1032(a)
of the Code.

                  2.       The Acquired Portfolio will be entitled to a deduction for dividends paid to its shareholders in an amount sufficient to offset its regulated investment company taxable income and its net capital gains and therefore will not incur any federal income tax liability for its last taxable year ending on the date of the Reorganization;

                  3.       No gain or loss will be recognized by any Contractowner for whom shares of either the Acquiring
Portfolio or the Acquired Portfolio are underlying investments as a result of the Reorganization.

                  Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service (the "Service") as set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

                  Our opinion is conditioned upon the performance by the Acquiring Portfolio and the Acquired Portfolio of
their undertakings in the Plan and the Representation Letter.

                  Our opinion is limited to the transactions contemplated by the Plan and the Reorganization described herein, and no opinion is rendered with respect to (a) any other transaction, or (b) the effect, if any, of such other transaction on the Reorganization.  In addition, no opinion is rendered regarding (i) whether either the Acquired
Portfolio or the Acquiring Portfolio qualifies as a regulated investment company for federal income tax purposes, (ii)
whether either the Acquired Portfolio or the Acquiring Portfolio satisfies (or is required to satisfy) the diversification requirements of Section 817(h) of the Code, (iii) whether the look-through rule of Section 817(h)(4) of the Code applies to any variable contract which is based on a segregated asset account that holds shares of either the
Acquired Portfolio or the Acquiring Portfolio, and whether any such variable account is adequately diversified within the meaning of Section 817(h) of the Code, without regard to the look-through rule of Section 817(h)(4) of the Code, and (iv)
whether variable annuity contract owners and variable life insurance policy holders who have allocated their assets to the Acquired Portfolio possess sufficient indicia of control over the investment to be regarded as the owner of such a contract for federal income tax purposes under the principles of Rev. Rul. 81-225, 1981-2 C.B. 12.

                  This opinion is being rendered to the Acquiring Portfolio and the Acquired Portfolio, and may be relied upon only by such Portfolios and the shareholders of each.

                                            Very truly yours,

                                            STRADLEY, RONON, STEVENS & YOUNG, LLP

                                            By:
                                               -----------------------------------------------------------
                                                     William S. Pilling, III, a Partner